NEWS
Anadarko Announces Sale of Canadian Subsidiary
HOUSTON, Sept. 14, 2006 — Anadarko Petroleum Corporation (NYSE:APC) today announced it has agreed to sell its wholly owned subsidiary, Anadarko Canada Corporation (ACC), to Canadian Natural Resources Ltd. (NYSE:CNQ) for $4.24 billion USD, including estimated working capital adjustments. Anadarko’s interests in the Mackenzie Delta and other Canadian arctic frontier properties are excluded from this sale.
     At the June 30, 2006, effective date of the sale, ACC produced approximately 340 million cubic feet equivalent per day, 85 percent of which was natural gas. At year-end 2005, ACC had proved reserves of approximately 262 million barrels of oil equivalent, approximately 75 percent of which were proved developed.
     “This divestiture is an important step in refocusing the portfolio and reducing debt following our acquisitions of Kerr-McGee and Western Gas Resources in August, and we are pleased with the value and expediency of this preemptive transaction,” Anadarko Chairman, President and CEO Jim Hackett said. “We thank all of our Canadian employees for the value they have created for our shareholders over the past six years and for their contributions to their fellow employees at Anadarko.”
     The transaction, which will be effected by the sale of stock in ACC, is subject to normal closing conditions and purchase price adjustments and is expected to close by the end of October. Anadarko’s transaction advisor for this sale is Tristone Capital Inc and the company’s legal advisor is Stikeman Elliott LLP.

     Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2005, the company had 2.45 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. In August 2006, Anadarko acquired Kerr-McGee Corporation and Western Gas Resources, Inc. in separate transactions totaling $23.3 billion, including the assumption of debt. For more information about Anadarko, please visit: www.anadarko.com.
     This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2005 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
Teresa Wong, teresa.wong@anadarko.com, (832) 636-1203
Nadine Barber, nadine.barber@anadarko.com (403) 231-0509
Investors:
John Colglazier, john.colglazier@anadarko.com, (832) 636-2306
Stewart Lawrence, stewart.lawrence@anadarko.com, (832) 636-3326